EXHIBIT 21

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Actel Corporation of our report dated January 21, 1998, included in the 1997 Annual Report to Shareholders of Actel Corporation.

     Our audits also included the financial statement schedule of Actel Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-74492) pertaining to the 1986 Incentive Stock Option Plan, the 1993 Employee Stock Purchase Plan, and the 1993 Directors' Stock Option Plan, and in the Registration Statement (Form S-8 No. 333-3398) pertaining to the 1986 Incentive Stock Option Plan, the 1993 Employee Stock Purchase Plan, and the 1995 Consultant Stock Plan, of our report dated January 21, 1998, with respect to the consolidated financial statements of Actel Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Actel Corporation.

/s/ Ernst & Young LLP

San Jose, California
March 27, 1998